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                                                                 Exhibit (99.2)


                               ARNETT & FOSTER


                         INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Allegheny Bankshares Corporation
Lewisburg, West Virginia


        We have audited the consolidated balance sheets of Allegheny Bankshares Corporation and subsidiaries as of December 31, 1992 and 1991, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1992, 1991 and 1990. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allegheny Bankshares Corporation and subsidiaries as of December 31, 1992 and 1991, and the results of their operations and their cash flows for the years ended December 31, 1992, 1991 and 1990, in conformity with generally acccepted accounting principles.

        As more fully described in Notes 1 and 8 to the consolidated financial statements, effective January 1, 1992, the Company changed its method of accounting for income taxes. As more fully described in Note 12 to the consolidated financial statements, the Company's Board of Directors has entered into a merger agreement with Horizon Bancorp, Inc., a West Virginia based bank holding company. The merger is anticipated to be accounted for by the pooling of interests method of accounting. The proposed merger will result in the Company being merged into the acquiring company. The proposed transaction has received necessary regulatory approvals and is pending shareholder approval.


                                          ARNETT & FOSTER

Charleston, West Virginia
February 4, 1993

           1000 Laidley Tower, 500 Lee Street, East, P.O. Box 2629
                       Charleston, West Virginia 25329
                                 304/346-0441
                         Certified Public Accountants

                       Member of the McGladrey Network